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                               EXHIBIT NO. 4.c





                      AMENDMENT TO NOTE PURCHASE AGREEMENT







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                                                               December 20, 1993


Huffy Corporation
P. 0. Box 1204
Dayton, Ohio  45401

Ladies and Gentlemen:

Reference is made to the agreement, dated June 24, 1988 (the "Agreement"), between Huffy Corporation, an Ohio corporation (the "Company"), The Prudential Insurance Company of America ("Prudential") and Pruco Life Insurance Company ("Pruco"; Pruco and Prudential are hereinafter collectively referred to as the "Noteholders"), pursuant to which the Company issued and sold and the Noteholders purchased $25,000,000 in original aggregate principal amount of the Company's 9.81% Notes due June 24, 1998.

Pursuant to the Company's request, and in accordance with the provisions of paragraph 11C of the Note Agreement, the Noteholders and the Company hereby agree as follows:

         SECTION 1. AMENDMENT. From and after the date this letter becomes effective in accordance with its terms, the Note Agreement is amended as follows:

         1.1 Paragraph 6B of the Note Agreement is amended to delete in their entirety the section heading for such paragraph and the first sentence of such paragraph and the definition of "Consolidated Net Earnings Available for Restricted Payments" appearing in such paragraph. Paragraph 6B is further amended to substitute for the section heading and first sentence of such paragraph 6B the following:

                "NET WORTH REQUIREMENT. The Company covenants that it will not permit at any time Adjusted Consolidated Net Worth to fall below $90,000,000 which amount shall be deemed to have been increased on January 1, 1992 and on the first day of each fiscal year of the Company thereafter by 40% of Consolidated Net Earnings (less 0% in the event of a loss) for the preceding fiscal year."





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Huffy Corporation
December 20, 1993
Page 2



         1.2 Paragraph 6C(2) of the Note Agreement is amended to delete in their entirety clause(s) (v) and (vi) of such paragraph and to substitute therefor the following:

         "(v) additional Debt of the Company, if at all times after giving effect thereto the aggregate principal amount of consolidated Debt of the Company and its Subsidiaries does not at any time exceed 55% of Consolidated Total Capitalization. As used herein, the term "Consolidated Total Capitalization" shall mean as of any time of determination the sum of consolidated Debt of the Company and its Subsidiaries plus Adjusted Consolidated Net Worth."

         1.3 Paragraph 10 of the Note Agreement is amended to renumber paragraph 10A appearing therein as paragraph 1OA-2 and to insert immediately before such renumbered paragraph the following which will be paragraph 10A-1:

             "10A-1. 'Adjusted Consolidated Net Worth' shall mean, as of the date of any determination thereof, the amount of the capital stock accounts, including the portion thereof attributable to preferred stock (net of any treasury stock, at cost), minus (to the extent incurred after December 1, 1990) goodwill, organization expenses, patents, trademarks, trade names, copyrights, franchises, unamortized debt discount and other intangible assets, plus Minority Interests, and plus (or minus in the case of a deficit), (i) cumulative translation adjustments and (ii) the surplus and retained earnings of the Company and its Subsidiaries, all as determined on a consolidated basis for the Company and its Subsidiaries in accordance with generally accepted accounting principles. As used herein, the term "Minority Interests" shall mean any shares of stock of any class of a Subsidiary (other than directors' qualifying shares if required by law) that are not owned by the Company and/or one or more of its Subsidiaries. Minority Interests shall be valued in accordance with generally accepted accounting principles."




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Huffy Corporation
December 20, 1993
Page 3

         1.4 Clause (ix) of paragraph 6C(3) of the Note Agreement is deleted in its entirety and the following is hereby substituted therefor:

                 "(ix) own, purchase or acquire Excess
                       Investments not to exceed in the
                       aggregate ten percent 10% of Adjusted
                       Consolidated Net Worth."

         SECTION 2. CONDITIONS PRECEDENT. This letter shall become effective only on the first date on which all of the following conditions precedent shall have been satisfied:
                  (i) the Noteholders shall have received a fully executed counterpart of this letter duly signed by the Company; and

                 (ii) Prudential shall have received a structuring fee in the amount of $10,000.

         SECTION 3. GOVERNING LAW. This letter amendment shall be governed by the internal laws and decisions of the State of Ohio.

         SECTION 4. MISCELLANEOUS. Except as specifically set forth in this letter, the Company's obligations under the Note Agreement are neither altered nor amended, and all terms and conditions of the Note Agreement remain in full force and effect. This letter may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

                                  Sincerely,

                                  THE PRUDENTIAL INSURANCE COMPANY
                                    OF AMERICA

                                  By:   /S/ Mark A. Hoffmeister
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                                           Vice President

                                  PRUCO LIFE INSURANCE COMPANY

                                  By:   /S/ Allen Weaver
                                      --------------------------------
                                           Vice President
Acknowledged and Agreed:
HUFFY CORPORATION

By:   /S/ Charlton George
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Its:  /S/ VP Finance
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